UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2021

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Chesterbrook Boulevard, Suite 300,

Berwyn, Pennsylvania 19312

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	TSE	New York Stock Exchange

Item 1.01 Entry into Material Definitive Agreement.

On May 21, 2021, Trinseo S.A. and certain of its subsidiaries (together, “Trinseo”) and Synthos S.A. and certain of its subsidiaries (together, “Buyer”) entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Trinseo has agreed to sell its Synthetic Rubber business (the “Rubber Business”) to Buyer. Under the terms of the Purchase Agreement, Trinseo will sell to Buyer (i) all of its rights and interests in relation to the Rubber Business facility located in Schkopau, Germany, (ii) all fixed assets, current assets, other movable property, contracts, rights and, intellectual property and liabilities related to the Rubber Business (unless otherwise specified in the Purchase Agreement), (iii) certain equity investments held by Trinseo (the “Shares”), and (iv) those assets accruing to the Rubber Business up until the Closing Date (defined below), unless otherwise specified in the Purchase Agreement, in an all-cash transaction for an aggregate purchase price of $449,400,000, subject to certain adjustments related to working capital and the exercise of certain option rights related to the Shares (the “Sale Transaction”). In addition, as part of the sale, Buyer will assume certain pension-related liabilities related to transferred Trinseo employees.

The Purchase Agreement is subject to customary closing conditions and deliverables (the “Closing Conditions”), including, among other things, conditions with respect to merger control clearance. The Sale Transaction is expected to close in 2022. The Purchase Agreement can be terminated prior to the completion of the Sale Transaction (the “Closing Date”) for, among other things, failure to satisfy the Closing Conditions within eleven months and one week of the date of the Purchase Agreement (with an extension option of another 6 months). In the event of a withdrawal from the Purchase Agreement due to either Buyer’s or Trinseo’s failure to fulfill specific Closing Conditions, either the Buyer or Trinseo, depending on the failure, shall pay to the other party a break fee in the amount of $50,000,000, which amount shall be secured by an unconditional and irrevocable bank guarantee provided by Buyer.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including, among other things, post-closing covenants with respect to non-solicitation of employees, and a pre-closing covenant requiring Trinseo to manage the Rubber Business consistent with good industry practice and past practices, subject to certain restrictions regarding transfer of real property or other assets, maintenance of intellectual property, and creation, amendment or termination of certain contracts. The Purchase Agreement also contains customary indemnification rights for transactions of this type, including a non-historical environmental indemnity, subject to a cap, and indemnity with respect to breaches of representations and warranties, subject to warranties and indemnity insurance to be arranged by Buyer. Trinseo and Buyer have further agreed to enter into a long term-supply agreement for the supply of certain raw materials by Trinseo used in the Rubber Business as of the Closing Date.

The foregoing description of the Purchase Agreement is only a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01 Other Items.

On May 21, 2021, Trinseo issued a press release to announce the signing of the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Exhibits.

Exhibit Number	Description
10.1

Asset Purchase Agreement, by and between Trinseo S.A., Trinseo Deutschland GmbH, Trinseo Europe GmbH, Trinseo Belgium B.V.B.A., Trinseo Export GmbH, and Synthos S.A., Blitz F21-410 GmbH, and Synthos Dwory 7 dated May 21, 2021.*

99.1	Press Release, dated May 21, 2021
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

*

Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Trinseo S.A. hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO S.A.

	By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Executive Vice President and Chief Financial Officer

Date: May 25, 2021